EXHIBIT 10.5

                               EMPLOYMENT CONTRACT

     By this Agreement, Alliance Trophy Club, Inc., a Delaware corporation, referred to in this Agreement as "Employer," located at 6 Michelle Court, Trophy Club, Texas, 76262 employs LANCE WHITE, referred to in this Agreement as "Employee," who accepts employment on the following terms and conditions:

     THIS AGREEMENT IS SUBJECT TO ARBITRATION UNDER THE TEXAS GENERAL ARBITRATION ACT.

                                    ARTICLE 1

                               TERM OF EMPLOYMENT

     1.1 Term of Employment. By this Agreement, the Employer employs the Employee, and the Employee accepts employment with the Employer, for a period of three (3) years beginning on the 1st day of May, 1997; however, this Agreement may be terminated earlier, as provided in Article 7, below. ARTICLE 2

                                  COMPENSATION

     2.1 Basic Compensation. As basic compensation for all services rendered under this Agreement, the Employee shall be paid by the Employer a salary of (i) $60,000 per year, payable in equal monthly installments of $5,000.00 on first day of each month during the period of employment and (ii) 5% of the gross profit on each project, payable within thirty days of the Employer receiving a certificate of completion on a project. As used in this Agreement, the term "project" shall mean an individual and separate structure located on a separate parcel of land including, but not limited to, homes, offices, commercial buildings and other structures, which the Employer has been retained to build on behalf of a customer of Employer. As used in this Agreement, the term "gross profit" shall mean the gross income for each project calculated by taking all of the revenue on that project minus all of the direct expenses on that project (not including any indirect costs, including but not limited to, corporate overhead or marketing) determined according to generally accepted accounting principles. The amount paid is to be pro rated for any partial employment. The basic compensation stated herein is gross salary. Employee's basic compensation will be reviewed on an annual basis by Employer's Board of Directors and may be adjusted based upon the Company's profitability, growth and Employee's contribution to the Company's financial success.

     2.2 Incentive Compensation - Share of Profits. In addition to the basic compensation hereinabove stated, the Employee shall be entitled to receive a bonus if, as and when determined by the Board of Directors of the Employer in its discretion based upon the Company's profitability, growth and Employee's contribution to the Company's financial success.

     2.3 Vacation. The Employee shall be entitled to an annual vacation leave of three weeks at full pay for the first year following the execution of this Agreement and the Employee shall be entitled to an annual vacation leave of four weeks at full pay for the second and third years following



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the execution of this Agreement. The time for such vacation shall be selected by the Employee in consultation with the Chairman of the Board, whose approval shall not be withheld unreasonably, so as to provide minimal disruption to Employer's business, and it must be taken within the calendar year after its accrual, or it is forfeited.

                                    ARTICLE 3

                               DUTIES OF EMPLOYEE

     3.1 Duties. The Employee is employed as President and Chief Operating Officer and agrees to serve as an officer of Employer and its subsidiaries, if any, as determined from time to time by the Employer's Board of Directors. As President and Chief Operating Officer Employee will be responsible for the day to day operations of Employer including, but not limited to, the hiring of all personnel and subcontractors, the management of the construction of the projects, providing operating results to the Board of the Directors of the Company and such other duties as may be required of Employee by the Board of Directors from time to time during the term of employment.

     3.2 Extent of Services. The Employee shall devote his entire productive time, ability, attention, and energies to the business of the Employer during the term of this Agreement. During such time, the Employee shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether or not for compensation, without the prior written consent of the Employer.

                                    ARTICLE 4

                          EMPLOYEE BENEFITS AND BONUSES

     4.1 Medical Benefits. The Employer agrees to include the Employee in the hospital, surgical, and medical benefit plan as adopted by the Employer's Board of Directors.

     4.2 Automobile Allowance. The Employer agrees to provide the Employee an automobile allowance of $500.00 per month which shall include all costs of the vehicle, gasoline, and all travel expenses when away from the Employer's principal place of business.

                                    ARTICLE 5

                 REIMBURSEMENT OF EXPENSES INCURRED BY EMPLOYEE

     5.1 Business Expenses. The Employee will be authorized from time to time in the form of an operating budget approved by Employer's Board of Directors to incur reasonable business expenses for promoting the business of the Employer. The Employer will reimburse the Employee for all such expenses upon the Employee's monthly presentation and itemized account of such expenditures. Employee agrees to abide by the guidelines for reimbursable business expenses which may be adopted by Employer's Board of Directors from time to time.



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                                    ARTICLE 6

                          PROPRIETARY RIGHTS OF PARTIES

     6.1 Trade Secrets. During the term of employment, the Employee will have access to and become familiar with various trade secrets, consisting of devices, secret inventions, processes, compilations of information, records, and specifications, owned by the Employer and regularly used in the operation of the business of the Employer. The Employee shall not disclose any such trade secrets, directly or indirectly, nor use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by Employer. All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Employer, whether or not prepared by the Employee, shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer under any circumstances without the prior written consent of the Employer.

     6.2 Confidential Information. Employee is employed by Employer in a position of trust and confidence in which Employee will acquire confidential information of Employer. All information relating to the business of Employer, including but not limited to company records, the identity and addresses of customers and suppliers of Employer, the Agreements of Employer with customers and suppliers, including pricing information and technical and financial data and information of Employer, or information relating to the business of Employer or the marketing techniques and sales procedures of Employer are confidential and shall be held in strict confidence by Employee during employment and after the termination of employment. Employer intends for Employee to keep all confidential information protected and undisclosed except as required by the fulfillment of Employee's duties for Employer.

     6.3 Return of Employer's Property. On the termination of employment or whenever requested by the Employer, the Employee shall immediately deliver to the Employer all property in the Employee's possession or under the Employee's control belonging to Employer.

     6.4 Inventions and Patents. The Employee agrees that any inventions, designs, improvements, and discoveries made by the Employee during the term of his employment, solely or jointly with others, which are made with the Employer's equipment, supplies, facilities, trade secrets, or time, or which relate to the business of the Employer or the Employer's actual or anticipated research or development, or which result from any work performed by the Employee for the Employer, shall be the exclusive property of the Employer. The Employee agrees that he will promptly and fully inform and disclose to the Employer all such inventions, designs, improvements, and discoveries, and the Employee promises to assign such inventions to the Employer. The Employee also agrees that the Employer shall have the right to keep such inventions as trade secrets, if the Employer chooses. The Employee shall assist the Employer in obtaining patents in the United States and in all foreign countries on all inventions, designs, improvements, and discoveries deemed patentable by the Employer, and shall execute all documents and do all things necessary to obtain letters of patents, to invest the company with full and extensive titles to the patents, and to protect the patents against infringement by others.

                                    ARTICLE 7

                                   TERMINATION

     7.1 Termination Prior to Expiration of Employment Term. This Agreement may be terminated, and the Employee discharged, prior to the expiration of its term as set forth herein or



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only by mutual agreement of Employee and Employer.

     7.2 Termination by Employer for Cause. The Employer may at its option terminate this Agreement by giving written notice of termination to the Employee without prejudice to any other remedy to which the Employer may be entitled either at law, in equity, or under this Agreement, if the Employee:

     7.2.1 Willfully breaches or habitually neglects the duties that the Employee is required to perform under the terms of this Agreement; or

     7.2.2 Willfully violates reasonable and substantial rules governing Employee's performance, after notice in writing of the rules governing Employee's performance; or

     7.2.3 Refuses to perform the duties assigned to the Employee by the Employer's Board of Directors; or

     7.2.4 Commits acts defined by the penal laws of the United States or any of the various states of the United States as a felony.

     7.3 Termination on Grounds other than for Good Cause. This Agreement shall terminate on the occurrence of any one of the following events without cause:

     7.3.1 The Employer fails to close the purchase of the stock of the Employee's company, Castle Custom Homes, Inc. d/b/a White Castle Custom Homes, within 60 days of the execution of this Agreement for a price of $450,000, payable $100,000 upon closing, and the balance in sixty (60) equal monthly installments of $5,833.33 (this amount includes interest imputed at lowest possible rate); this Agreement shall not terminate pursuant to this paragraph 7.3.1 until such time as the Employee has returned all stock of the Employer to the Employer together with any and all appropriate transfer documentation; or

     7.3.2 The termination of the business of the Employer to be continued; or

     7.3.3 The death of the Employee; or

     7.3.4 The loss by the Employee of legal capacity; or

     7.3.5 The continued incapacity on the part of the Employee to perform his duties for a continuous period of 180 days, unless waived by the Employer; or

     7.3.6 Employer fails to allow Employee to perform the duties described in
     Section 3.1 hereinabove, Employee shall give written notice to Employer of such failure and Employer shall have thirty


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     (30) days in which to cure such failure before this Agreement shall be terminated.

     7.4 Effective Termination. In the event of the termination of this Agreement prior to the completion of the term of employment specified in it, for any of the reasons set forth in Article 7, the Employee shall be entitled to the compensation earned prior to the date of termination as provided for in this Agreement, computed pro rata up to and including the date of termination.

                                    ARTICLE 8

                               GENERAL PROVISIONS

     8.1 Notices. All notices or other communications required under this Agreement may be effected either by personal delivery in writing or by certified mail, return receipt requested. Notice shall be deemed to have been given when delivered or mailed to the parties at their respective addresses as set forth above or when mailed to the last address provided in writing to the other party by the addressee.

     8.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, specifically including without limitation the covenant not to compete contained in this Agreement.

     8.3 Venue. This Agreement is performable in Denton County, Texas.

     8.4 Agreement to Submit to Arbitration on Written Request. Any controversy between the parties to this Agreement involving the construction or application of any of the terms, covenants, or conditions of this Agreement, shall on the written request of one party served on the other, be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the Texas General Arbitration Act, Articles 224 through 238-6 of the Revised Civil Statutes of Texas. Each of the parties to this Agreement shall appoint one person as an arbitrator to hear and determine the dispute, and if they shall be unable to agree, then the two arbitrators so chosen shall select a third impartial arbitrator whose decision shall be final and conclusive upon the parties to this Agreement. The expenses of arbitration proceedings conducted pursuant to this paragraph shall be borne by the parties in such proportions as the arbitrators shall decide.

     8.5 Entirety. This Agreement constitutes the entire understanding between the parties regarding the subject matter hereof. No Agreements, representations, or warranties other than those specifically set forth in this Agreement shall be binding on any of the parties unless set forth in writing and signed by both parties. This Agreement supersedes all other prior agreements, either oral or in writing, between the parties with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner. Each party to this Agreement acknowledges that no inducements or promises, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied in this Agreement.

     8.6 Modification. This Agreement shall not be amended, modified, or altered in any manner except in writing signed by both parties.

     8.7 Assignment. The Employer and the Employee acknowledge that the services to be rendered by the Employee under this Agreement are unique and personal. Therefore, neither party may assign any rights or delegate any duties under this Agreement, without the other party's prior written consent. If either the Employer or the Employee obtains a consent to an assignment of rights or delegations of duties, rights or duties under this Agreement it shall inure only to the



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benefit of the assignee or delagee named in the written instrument, and such consent shall not be deemed as a general consent to assignment or delegation.

                EXECUTED at Fort Worth, Texas as of May 1, 1997.

                                             EMPLOYER
                                             ALLIANCE TROPHY CLUB, INC.



                                             By:
                                                -------------------------------
                                             Its: Chairman of the Board


                                             EMPLOYEE


                                             ----------------------------------
                                             Lance White